Exhibit 99.1
Eventbrite Reports Fourth Quarter and Fiscal Year 2022 Financial Results
2/28/2023

Fourth quarter revenue of $71.5 million up 20% and full year revenue of $260.9 million up 39% year-to-year

Positive Adjusted EBITDA reported for sixth consecutive quarter

Core ticketing platform and new demand generation tools support transition to marketplace connecting creators and consumers

SAN FRANCISCO -- Eventbrite, Inc. (NYSE:EB), a global self-service ticketing, marketing and experience technology platform, today posted its financial results for the fourth quarter and full year ended December 31, 2022. The Fourth Quarter 2022 Shareholder Letter can be found on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.

“Our strong fourth quarter and full year financial results reflect great execution in enabling creator success and growth. We powered the experience economy with $3.3 billion of ticket sales in 2022 as consumers attended 5 million total events offered by our creators. New tools, like Ads, are making an impact for creators who rely on Eventbrite to build their audience using our scale and marketplace,” said Julia Hartz, co-founder and Chief Executive Officer.

“As industry leaders, we will continue to innovate on marketing and demand generation capabilities that help creators share their unique content with a bigger audience of consumers. We’ve taken the difficult and important steps to restructure our business to accelerate toward a two-sided marketplace and our long-term financial targets. We are focused on the opportunity to help our customers grow faster while driving improved profitability, sustainable growth and increased shareholder value.”

Earnings Webcast Information

Eventbrite will host a conference call and live Q&A session today at 2:00 p.m. Pacific Time to discuss the company’s fourth quarter and full year financial results. The webcast of the conference call can be accessed as follows:
Event: Eventbrite Fourth Quarter and Fiscal Year 2022 Earnings Conference Call
Date: Tuesday, February 28, 2023
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Live Webcast Site: https://investor.eventbrite.com
An archived webcast of the conference call will also be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com.

Additional Information
For further information, please refer to Eventbrite’s filings with the SEC, including its annual report on Form 10-K for the period ended December 31, 2022, its amended quarterly reports on Form 10-Q/A for the periods ended June 30, 2022 and September 30, 2022 restating certain cash flow items, and its Form 8-K, all of which are filed today.

About Eventbrite

Eventbrite is a global self-service ticketing, marketing, and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 280 million tickets distributed for over 5 million total events in 2022, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include a coveted spot on Fast Company’s prestigious Brands That Matter List, the Great Place to Work® Award in the U.S., Best Employer in Argentina by Apertura, and Inc.’s Best-Led Companies honor. Learn more at www.eventbrite.com.

Eventbrite Investor Relations Contact:
investors@eventbrite.com